Exhibit 99.1

FOR MORE INFORMATION:
Bioanalytical Systems, Inc.
Michael R. Cox, 765-497-5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Announces $6.5 million Sale-leaseback of Baltimore Facility

WEST LAFAYETTE, Ind., December 8, 2004— Bioanalytical Systems, Inc. (Nasdaq:BASI) today announced that it has reached an agreement providing for the sale and leaseback of the building that currently houses its clinical research facility in downtown Baltimore, Maryland. BASi will receive $6.5 million in cash from the transaction and will lease 85% of the building for three years at near market rate. Proceeds from the transaction will be used to reduce debt and increase working capital. A purchase agreement was executed, due diligence satisfactorily completed, and a nonrefundable $1,000,000 deposit is in escrow. The transaction is scheduled to close in early January, 2005.

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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